Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

TEAM FINANCIAL, INC.

AND

ROBERT J. WEATHERBIE

EMPLOYMENT AGREEMENT

BETWEEN

TEAM FINANCIAL, INC.

AND

ROBERT J. WEATHERBIE

This Employment Agreement (“Agreement”) is made this 1st day of January, 2008, between Team Financial, Inc., a Kansas corporation (“Company”) and Robert J. Weatherbie (“Executive”).

A.            Executive is employed as a Chief Executive Officer, has rendered valuable services to Company and has acquired an extensive background in and knowledge of Company’s business.

B.            Company desires to continue the services of Executive and Executive desires to continue to serve Company as Chairman and Chief Executive Officer.

In consideration of the foregoing recitals and the agreements set forth herein, Company and Executive agree as follows:

1.             Term of Agreement and Definitions:

1.0          Term of Agreement:  On the date of this Agreement Company shall employ Executive and Executive accepts such employment for a term that, at any moment in time thereafter, shall be 36 months.

1.1          Continuance of Agreement Term: This Agreement shall remain effective until terminated by Company or terminated by Executive as set forth in Sections 11 and 12.

1.2          Definitions: The following definitions shall be used in the interpretation of this Agreement.

1.2.1       Employment on an active full time basis means: the Executive’s professional services shall be substantially devoted to Company.  Although prior approval by the Company of Executive’s employment by third parties is not required, the Company shall have the right to review any employment of Executive by any entity and shall have the right to require Executive to abandon any unsuitable employment as may be determined by Company or any activities competitive with Company. The term active full time basis includes the requirement that Executive refrain from any activities which interfere with Executive’s Company duties.

1.2.2       Year, Month, Week and Day, unless otherwise provided in this Agreement, the word “year” shall be construed to mean a calendar year of 365 days, the word “month” shall be construed to mean a calendar month, the word “week” shall be construed to mean a calendar week of 7 days, and the word “day” shall be construed to mean a period of 24 hours running from midnight to midnight.

1.2.3       Annual Base Salary is the sum of money regularly paid by Company to Executive each calendar year of the term of this Agreement pursuant to provisions of Section 9.0.

1.2.4       Customary payroll practices are those policies and procedures routinely followed by the Company concerning the time and method of payment of compensation to its employees as may from time to time be adopted by the Company during course of this Agreement.

1.2.5       Company policies/practices are those written policies adopted by the Company and/or customary practices routinely followed by the Company which may from time to time be adopted by the Company during the course of the Agreement.  The parties acknowledge the Company may from time to time reasonably enact new policies/practices or alter existing policies/practices.

1.2.6       Organization as used herein shall be broadly defined to include any business, civic or community group or entity.

1.2.7       Willful Misconduct is any act performed with a designed purpose or intent on the part of a person to do wrong.

1.2.8       Gross misappropriation of funds. Gross misappropriation as used herein means a large or extreme or flagrant, rather than a minor or unintended, diversion of Company funds to a non Company business purpose or third party.

1.2.9                     Disability shall mean either (i) that the Executive is incapable of engaging in any substantial gainful occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, or (ii) that the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a  continuous  period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three(3) months under an accident and health plan covering employees of the company, or as hereinafter modified pursuant to Section 409(a) of the Internal Revenue Code.

1.2.10              Earned Executive Bonus. The performance based bonus that is calculated as of December 31 of each calendar year, per Paragraph 9.1.1, and is to be paid within thirty (30) calendar days after the certification of the bonus year year-end income results are posted.

1.2.11              Eligible Executive Bonus. The percentage (%) of the Executive’s Base Salary that the Committee determines is appropriate as a cap for Paragraph 9.1.1 performance based bonus awards.

1.2.12              Committee as used herein shall mean the Compensation Committee of the Board of Directors.

2.             Approval

2.0 As set forth in the Compensation Committee Charter this Agreement has been approved by the Committee and any changes/addendums to this Agreement are subject to Committee approval.

3.             Entire Agreement

3.0           With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties.  This Agreement shall not affect the provisions of any other compensation, retirement or other benefit programs of Company to which Executive is a party or of which he is a beneficiary.

4.             Validity

4.0           In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

5.             Paragraphs and other headings

5.0           Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.             Successors

6.0           The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement.  The term ‘successor’ as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

7.             Designation of beneficiaries

7.0           If Executive should die during the term of this Agreement, all such sums due to Executive hereunder shall be paid as designated by Executive on the attached Beneficiary Designation Form.

7.1           The spouse of the Executive shall join in any designation of a beneficiary other than the spouse.

7.2           If Executive wholly fails to designate a beneficiary as provided for in this paragraph, or if the Executive’s spouse at the time of his death shall not have joined in the designation of a beneficiary, then the sums due Executive shall be paid to his estate.

8.             Duties

8.0           Company employs Executive upon an active full-time basis, as Chairman of the Board of Directors and Chief Executive Officer subject to the order and direction of the Board of Directors (“Board”) of Company.

8.1           During the term of this Agreement Executive shall devote substantially all of his time, attention, and best efforts to the business of Company and its subsidiaries.  Executive shall perform such duties and shall exercise such power and authority as delegated by the Board from time to time provided that such duties are commensurate with the positions of Chairman of the Board and Chief Executive Officer.  Executive may engage in other non-business activities such as charitable, educational, religious and similar types of activities so long as such activities do not prevent the performance of Executive’s duties herein or conflict in any material way with the business of Company.  Notwithstanding the above, Executive shall be permitted to serve as a Director or Trustee of other organizations, in accordance with the policies of Company.

8.2           The duties of Chairman of the Board and Chief Executive Officer shall be defined using a written job definition, developed by the Committee, appointed by the Board of Directors, pursuant to the provisions of Section 2.0.  The Committee shall consult with Executive in the development of the written job definition.  Executive and said written job definition shall be subject to any systematic evaluation system(s) that the Company may from time to time employ.

8.3           Executive’s duties shall be performed principally at Company’s headquarters located in Paola, Kansas.  During the term of the Agreement, it is understood that Company expects to maintain its principal place of business in Paola, Kansas.  If the requirements of Company, as determined by the Board, make it desirable to relocate the principal offices of Company to another location during any period of employment, Executive will be consulted in advance of any such relocation.  Unless Executive otherwise consents, the principal place of Executive’s employment shall be within a 50 mile radius of Paola, Kansas.

9.             Salary, Bonus, Benefits, Additional Compensation

9.0          Executive’s Base Salary. Executive shall receive an annual Base Salary of $300,431.25 payable according to the customary payroll practices of Company and subject to all required withholding taxes.  The Committee, pursuant to provisions of Section 2.0, may increase this annual base salary upon relevant circumstances.  Executive shall be reviewed at least annually.  At least annually the Compensation Committee will review Executive’s Base Salary for competitiveness and appropriateness in the industry.  Any increase in annual Base Salary awarded to the Executive by Company, shall constitute a new annual Base Salary for the purpose of this Agreement. To be effective such changes in the annual Base Salary shall be in writing signed by the Company.

9.1          Bonus.

9.1.0       Standard Company Bonuses.  Executive shall be eligible to receive, in addition to his Base Salary, any contributions or sums specified as additional compensation through any established plan or policy of Company which is available to executives as compensation over and above established Base Salaries.

9.1.1       Executive Bonus.  In addition, Executive shall be entitled to receive an annual bonus as additional compensation.  The amount of such bonus shall be based upon criteria established by the Committee, pursuant to provisions of Section 2.0, and may include either or both stock and cash.  Provided, however, such bonus shall not exceed fifty percent (50%) of Executive’s Base Salary in effect for the year for which the bonus is granted.  During the term of this Agreement, the Executive’s bonus shall be paid not later than January 31 of the calendar year following the year for which the bonus is granted.

9.2          Benefits.

9.2.0        General Benefits.  Executive shall be entitled to receive all benefits generally made available to executives of Company as may from time to time be in effect.

9.2.1        Life Insurance Policy.  For the term of this Agreement Executive shall be entitled, in addition to life insurance coverage in effect for all employees, to a life insurance policy in the amount of $240,000.00, all premiums to be paid by Company.  Upon termination of this Agreement for any cause other than death, this life insurance policy shall be assigned to the Executive.

9.2.2        Group Life, Medical, Dental and Other health and welfare Plans.  Executive shall be entitled to participate, during the term of the Agreement, under the terms and conditions thereof, in any group life, medical, dental or other health and welfare plans generally available to management personnel of Company which may be in effect from time to time; provided that nothing herein shall require the Company to establish or maintain such plans.

9.2.3        Executive Expenses. Executive shall be entitled to reimbursement for business expenses.  Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of Company.  Executive shall be subject to Company’s policies regarding the reimbursement and non-reimbursement of said expense which may be in effect from time to time.  Executive acknowledges that Company policies do not necessarily provide for the reimbursement of all expenses.

9.2.4        Special Executive Allowance.  Company agrees to pay reasonable room, board, travel, and sponsored event expenses of Executive’s spouse on three (3) business trips per year of Executive’s choice.

9.2.5        Accounting.  Executive shall account to Company for any reimbursement or payment of such expenses in such a manner as Company practices may from time to time require.  Subject to Company’s policy regarding the payment of reimbursable expenses, Company shall reimburse Executive for such expenses from time to time, at Executive’s request.

9.2.6        Home office use.  Executive shall be entitled to reimbursement, not to exceed $3,500.00 in any one year time period, for home office use, including, but not limited to, an appropriate computer/modem installation, printer, desk, chair, and such business related supplies as are used for Company’s business.

9.2.7        Indemnification.  Company shall indemnify and hold Executive harmless for any legal fees and. expenses incurred by Executive in the performance of his duties as a result of civil or criminal actions against him in accordance with the indemnification provisions of the Articles of Incorporation and Bylaws of Company.

9.2.8        Financial and Tax Advice.  During (i) the term of this Agreement, (ii) the twelve month period following the termination of this Agreement as a result of death, (iii) a two year period following the termination of this Agreement as a result of disability, (iv) a three year period following termination of this Agreement by Executive for material breach or good cause, and (v) a three year period following a termination of this Agreement by Company without cause; Company shall pay to Executive, or the Executive’s designated beneficiary or his estate if he be deceased, a sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive’s choice, or the choice of Executive’s designated beneficiary, or in the absence of a designated beneficiary his estate if he be deceased.  Provided, however, that in (i) above, the sum shall not exceed ten percent (10%) of Executive’s annual Base Salary for that year; (ii) above, the sum shall not exceed ten percent (10%) of Executive’s annual Base Salary for that year; (iii), (iv) and (v) above, the sum shall not exceed ten percent (10%), each year, of Executive’s annual Base Salary at the time of Executive’s disability or time of termination.

9.2.9        Automobile.  Executive shall be provided with a personal automobile under arrangements equivalent to those currently in effect with respect to other Company executives and of equivalent size and features as presently driving.

9.3           Additional Compensation. Executive shall be eligible to receive, in addition to his Base Salary, any contributions or sums specified for additional compensation through any established plan or policy of  Company which is available to executives as compensation over and above established salaries, including but not limited to stock options.

9.4           Tax Liability. Any tax liability which these benefits create for Executive will be the sole responsibility of Executive.

10.          Protection of Company’s Interests

10.0         During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or not own any interest in any business which competes with, any business of Company; provided, however, that the provisions of this Section shall not prohibit beneficial ownership of not more than five percent (5%) of voting stock of any publicly held corporation.

10.1         Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of Company.  Executive shall at all times comply with company policies regarding disclosure of non public information and business secrets including, but not limited to, Company’s Prevention of Insider Trading policy. Upon termination of his employment by Company, Executive shall return to Company all such information which exists in writing or other physical form and all copies thereof in his possession or under his control.

10.2         Company, its successors and assigns, shall, in addition to Executive’s services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive’s employment hereunder.  Executive shall, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title to any such material.

11.          Termination by Company

11.0         Company shall have the right to terminate this Agreement under the following circumstances:

(i)	Upon the death of Executive; paragraph 11.1
(ii)	Upon the disability of Executive; paragraph 11.2
(iii)	Upon material breach or good cause; paragraph 11.3
(iv)	Upon written notice by Company without cause; paragraph 11.4 and
(v)	Upon written notice by Company of Company’s intention to have this Agreement expire in thirty six (36) months; paragraph 11.5

11.1         If Executive dies before his employment with Company is otherwise terminated, Executive’s designated beneficiary, or in the absence of a designated beneficiary, the estate of the Executive, shall receive all sums due under the Split Dollar Agreement and Deferred Compensation Agreement between

Executive and TeamBank, N. A. then in existence.  In the event the total amount paid to the beneficiaries or the estate of Executive is less than $500,000.00, Company shall pay to the designated beneficiary of Executive, or in the absence of a designated beneficiary, to the estate of Executive, as soon as reasonably practical, a sum equal to the difference between the total amount paid under the Split Dollar Agreement and Deferred Compensation Agreement and $500,000.00. Under this section it is the intent of the Company and Executive that the Executive’s beneficiary, or in the absence of a designated beneficiary, the Executive’s estate, receive in total death benefits not less than $500,000.00. Company may purchase life insurance to cover all or any part of its obligations contained in this section. Executive agrees to take a physical examination to facilitate the Company’s purchase of such insurance.  In the event that Executive is deemed uninsurable, Company may elect to pay any funds owed by Company under this section in six (6) equal monthly payments following the month of Executive’s death. Executive’s dependents shall also be entitled to;

(i)            All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to his death, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in affect for the continued benefit of Executive’s dependents for a period of twelve (12) months after the month of the executive’s death.

11.2         With respect to any termination by Company for disability as defined above in 1.2.9, the specifics of the basis of termination shall be communicated, pursuant to provisions of Section 2.0, to Executive in writing at least thirty (30) days before the date on which the termination is proposed to take effect.  Executive shall have until the effective date of the notice to cure or remedy such disability and/or correct the misconception of the disability.  If this Agreement is terminated for disability, any questions as to the existence of the Total and Permanent disability of Executive as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company.  If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing.  If there is a disagreement among Executive and Company as to the disability of Executive, the effective date of the termination will be extended a reasonable time to allow for a determination by a physician, as described above.  Any refusal by Executive to submit to a medical examination for the purpose of certifying disability under this section shall be deemed to constitute conclusive evidence of Executive’s disability.  If Executive is disabled before their employment with Company is otherwise terminated, Company shall continue to pay the current annual Base Salary for three (3) years to the Executive, or if the Executive is totally incapacitated, to his appointed guardian, at the time he is determined to be disabled.  Whenever compensation is payable to Executive hereunder, during a time when he is disabled, pursuant to the terms of any insurance provided by Company, the compensation payable to him hereunder shall be inclusive of any such disability insurance and shall not be in addition thereto.  If this agreement is terminated for disability Executive shall also be entitled to:

(i)            All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive and Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of twelve (12) months after the date of termination due to disability or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than twelve (12) months.

(ii)           An Earned Executive Bonus and other such Bonuses and Compensation as provided for in Section 9 above, it being understood, however, that payment for Earned Executive Bonus shall be paid, in cash, within 30 days after receipt of the bonus year year-end income results, and that all other payments due will be paid in cash within thirty (30) days of the date of termination.  All stock options granted by Company to Executive under any provision of Section 9 or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable;

(iii)          Company shall pay Executive a sum equal to the Paola Country Club membership dues for one (1) year;

(iv)          Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

11.3         For purposes of this Agreement, material breach and good cause shall mean willful misconduct in following the legitimate directions of the Committee; commission of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties; gross misappropriation of Company funds or property; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations.  Provided, however, Executive shall be entitled to written notice of any acts which the Committee considers is misconduct or excessive absenteeism as described in this paragraph.  Such notice shall include the specifics of the basis for possible termination for cause and shall be communicated to Executive in writing at least thirty (30) days prior to any proposed termination.  Prior to any such termination, if requested before the effective date of the intended termination, Executive shall be given a reasonable period of time in which to show that he has corrected any specified deficiencies.  Upon the cure or remedy of such deficiencies, the Company shall rescind its notice of termination.  If there is any question about the effective correction of the deficiencies, a written decision will be sought from a lawyer agreed to by Company and Executive.  If the Company and Executive cannot agree on a lawyer, each will pick a lawyer who will together pick a separate lawyer who will render a written decision as to whether or not the deficiencies have, as a matter of fact, been cured. If this Agreement is terminated for material breach or good cause, Executive shall be entitled to:

(i)            All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive and Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of six (6) months after the date of termination for material breach or good cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than six (6) months;

11.4         Company shall be entitled to terminate this Agreement without cause upon ninety (90) days written notice to Executive.  If Company shall so terminate this Agreement, Executive shall be entitled to:

(i)            All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive and Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years;

(ii)           The group individual life insurance policies of Company then in effect for Executive, provided that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years;

(iii)          A cash payment equal to the present value (based on a discount rate equal to the then current 5 year treasure note with a floor of 5% and a ceiling of 9%) of Executive’s Base Salary for thirty six (36) months, payable within thirty (30) days of the date of such termination;

(iv)          Any Earned Executive Bonus and other such Bonuses and Compensation as provided for in Section 9 above, it being understood, however, that payment for Earned Executive Bonus shall be paid, in cash, within 30 days after receipt of the bonus year year-end income results, and that all other payments due will be paid in cash within thirty (30) days of the date of termination.  All stock options granted by Company to Executive under any provision of Section 9 or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable;

(v)           A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive’s choice for a period of three (3) years after the date of termination, sum not to exceed, in any one year, ten percent (10%) and in the aggregate, thirty percent (30%) of Executive’s Base Salary, as  provided in Section 9;

(vi)                              Reimbursement of up to $20,000.00 for professional out-placement service expense incurred by Executive within the 12 months after the date of termination without cause.

(vii)                        Company shall pay Executive a sum equal to the Paola Country Club membership dues for one (1) year;

(viii)                        Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

11.5         Company shall be entitled to terminate this Agreement by giving written notice to Executive of the Company’s intention to have the term of this Agreement expire thirty-six (36) months form the date of such notification. If Company shall so terminate this Agreement, Executive shall be entitled only to those benefits provided under existing law after the expiration of the Agreement.

11.6         Company may purchase life insurance to cover all or any part of its obligations contained in this section and Executive agrees to take a physical examination to facilitate the placement of such insurance. In the event that Executive is deemed uninsurable, Company may elect to disperse the funds due, where a time is not specified herein, in twelve (12) equal monthly payments.

12.          Termination by Executive

12.0         Executive shall have the right to terminate this Agreement under the following circumstances:

(i)	Upon material breach or good cause; paragraph 12.1
(ii)	Upon written notice to the Compensation Committee without cause; paragraph 12.2 and
(iii)	Upon Company being (or substantially all of its assets being) sold to or combined with another entity. Paragraph 12.4

12.1         For purposes of this Agreement, a material breach by Company of the terms of this Agreement shall entitle Executive, upon written notice to the Company, to terminate Executive’s services under this Agreement effective thirty (30) days from and after receipt of such notice by Company. Such notice shall include a specific description of such breach and the Company shall have until the effective date of the notice to cure or remedy such breach. Upon the cure or remedy of such breach, the Executive shall rescind his notice of termination. For purposes of this Agreement, a termination for good cause by Executive shall be based upon the following action by the Company: failure, without good cause to continue to vest Executive with the power and authority of Chairman of the Board and Chief Executive Officer; the loss, without good cause or Executive’s consent, of any significant duties or responsibilities attending such office. Upon the occurrence of any happening which would authorize Executive to terminate his employment for good cause, Executive shall notify the Company in writing within sixty (60) days following such occurrence or Executive shall be deemed to have waived his right to terminate this Agreement for such occurrence. The Company shall have until the effective date of the notice to cure or remedy such good cause occurrence. Upon the cure or remedy of such good cause occurrence, the Executive shall rescind his notice of termination. Upon termination of employment by Executive for material breach of good cause, Executive shall be entitled to:

(i)                                     All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive and Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years.

(ii)           The group individual life insurance policies of Company then in effect for Executive; provided that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years;

(iii)          A cash payment equal to the present value (based on a discount rate equal to the then current 5 year treasure note with a floor of 5% and a ceiling of 9%) of Executive’s Base Salary for Thirty Six (36) months, payable within thirty (30) days of the date of such termination;

(iv)          Any Earned Executive Bonus and other such Bonuses and Compensation as provided for in Section 9 above, it being understood, however, that payment for Earned Executive Bonus shall be paid, in cash, within 30 days after receipt of the bonus year year-end income results, and that all other payments due will be paid in cash within thirty (30) days of the date of termination.  All stock options granted by Company to Executive under any provision of Section 9 or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable;

(v)           A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive’s choice for a period of three (3) years after date of termination, sum not to exceed, in any one year, ten percent (10%) and in the aggregate, thirty (30) percent (30%) of Executive’s Base Salary, as provided in Section 9;

(vi)          Reimbursement of up to $20,000.00 for professional out-placement service expense incurred by Executive within the 12 months after the date of termination without cause.

(vii)         Company shall pay Executive a sum equal to the Paola Country Club membership dues for one (1) year; and

(viii)        Company shall transfer to Executive title of the personal car, furnished Executive by company, in use at the time of the termination.

12.2         Company may purchase life insurance to cover all or any part of its obligations contained in this section and Executive agrees to take a physical examination to facilitate the placement of such insurance.  In the event that Executive is deemed uninsurable, Company may elect to disperse the funds due, where a time is not specified herein, in twelve equal monthly payments.

12.3         Executive shall be entitled to terminate this Agreement without cause upon ninety (90) days written notice to Company.  If Executive shall so terminate this Agreement, Executive shall be entitled to those benefits provided under existing law.

12.4         If Company is (or substantially all of its assets are) sold to or combined with another entity, Executive shall have the exclusive right and option to approve any resulting salary, benefits, employment contract, title, duties and/or responsibilities of Executive if the entity offers Executive continuing employment with the entity. In the alternative, Executive shall be entitled to terminate this Agreement for good cause.  Incompliance with Internal Revenue Code Section 409A and Treasury regulations issued there under, in no event shall any payment provided for in Section 12.4 be made prior to the expiration of six (6) months following the actual date of termination (separation from service) of Executive.  If Executive shall so terminate this Agreement, Executive shall be entitled to:

(i)            All Company insured and self insured medical and dental plan in which Executive was participating immediately prior to termination, provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive and Executive’s dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years;

(ii)           The group individual life insurance policies of Company then in effect for Executive; provided that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive’s dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company’s plans and policies. This entitlement shall be maintained in effect for the continued benefit of Executive and Executive’s dependents for a period of three (3) years after the date of termination without cause or until the commencements of each equivalent benefit from Executive’s new employer, but not to be provided longer than three (3) years;

(iii)          A cash payment equal to the present value (based on a discount rate equal to the then current 5 year treasure note with a floor of 5% and a ceiling of 9%) of Executive’s Base Salary for thirty six (36) months, payable within thirty (30) days of the date of such termination;

(iv)          Any Earned Executive Bonus and other such Bonuses and Compensation as provided for in Section 9 above, it being understood, however, that payment for Earned Executive Bonus shall be paid, in cash, within 30 days after receipt of the bonus year year-end income results, and that all other payments due will be paid in cash within thirty (30) days of the date of termination.  All stock options granted by Company to Executive under any provision of Section 9 or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable;

(v)           A Termination Bonus resulting from termination due to change of control of 100% of the Executive’s Eligible Executive Bonus, it being understood that this bonus will be paid in cash within thirty (30) days of the date of termination.

(v)           A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive’s choice for a period of three (3) years after the date of termination, sum not to exceed, in any one year, ten  percent (10) and in the aggregate, thirty  percent (30%) of Executive’s Base Salary, as provided in Section 9;

(vi)          Reimbursement of up to $20,000.00 for professional out-placement service expense incurred by Executive within the 12 months after the date of termination without cause.

(vii)         Company shall pay Executive a sum equal to the Paola Country Club membership dues for one (1) year;

(viii)        Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

13.          Consequences of Breach

13.0         If this Agreement is terminated pursuant to Section 11.1 hereof, or if Company shall terminate Executive’s employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

(i)            The parties believe that because of the limitations of Section 11 the payments to Executive do not constitute “Excess Parachute Payments” under Section 280G of the Internal Revenue Code of 1954, as amended (the “Code”).  Notwithstanding such belief, if any benefit under the preceding paragraph is determined to be an “Excess Parachute

Payment” Company shall pay Executive an additional amount (“Tax Payment”) such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

14.          Tax “Gross-Up” Provision

14.0         If any payment due Executive under this Agreement results in Executive’s liability for an excise tax (“parachute tax”) under Section 49 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay to Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the “parachute tax” liability.  Such payment shall be made to Executive no later than thirty (30) days prior to the due date of the “parachute tax”.

15.          Mitigation and Offset

15.0         Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive’s employment or self-employment during the period he is entitled to such payment, unless otherwise specified herein.

16.          Remedies

16.0         Company recognizes that because of Executive’s special talents, stature and opportunities in the financial services industry, in the event of termination by Company hereunder (except under Section 11), or in the event of termination by Executive under Section 12, before the end of the agreed term, Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary, bonuses and the acceleration of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced  by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

17.          Binding Agreement

17.0         This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributes and assigns and Company, its successors and assigns.  Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

18.          Arbitration

18.0         Company and Executive agree that any dispute or claim concerning this Agreement, or the terms and conditions of employment under this Agreement shall be settled by arbitration.  The arbitration proceedings will be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the Rules is made.  The decision of the arbitrators, including determination of the amount of any damages suffered, will be exclusive, final and binding on Company and Executive, their heirs, executors, administrators, successors and assigns.  Each party will bear that party’s own expenses in the arbitration proceedings for arbitrators’ fees and attorney fees, for that party’s witnesses, and other expenses of presenting the case.  Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by Company and Executive.

19.          Amendment; Waiver

19.0         This instrument contains the entire agreement of the parties with respect to the employment of Executive by Company and supersedes any prior Agreement between Company and Executive, it being understood, however, that this agreement shall not affect any stock options granted to Executive prior to the date hereof.  No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

20.          Governing Law

20.0         This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

21.          Notices

21.0         All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

If to Executive, to:

Robert J. Weatherbie

2205 Lakeview Drive

Paola, Kansas 66071

If to Company, to:

Team Financial, Inc.

Chairman of Compensation Committee

8 West Peoria

Paola, Kansas 66071

or at such other place as may be designated in writing by like notice.  Any notice shall be deemed to have been given within forty-eight (48) hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS THEREOF, the parties have executed this agreement this 15th day of April, 2008 effective as of the day and year first above written.

TEAM FINANCIAL, INC.

By:	/s/ Denis A. Kurtenbach
Denis A. Kurtenbach
Chairman of Compensation Committee

By:	/s/ Robert J. Weatherbie
ROBERT J. WEATHERBIE
Executive